Exhibit 6

WARRANT RIGHTS AGREEMENT

This Warrant Rights Agreement (this “Agreement”) is entered into as of February 18, 2008 by and between NIS Group Co., Ltd. (“Issuer”) and TPG Vision Upper I, Ltd. (“Vision”).

WHEREAS, Issuer and Vision have entered into that certain Investment Agreement (the “Investment Agreement”), dated December 10, 2007, as amended, by and between Issuer and Vision;

WHEREAS, pursuant to the Investment Agreement, Issuer has agreed to issue Warrants to Subscriber on the terms and conditions set forth in the Conditions.

NOW, THEREFORE, in consideration of the mutual premises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the Parties hereto agree as follows:

SECTION 1.	Definitions

Unless the context requires otherwise or the provisions of this Agreement explicitly indicate otherwise, capitalized terms that are used but not defined herein shall have the meanings set forth in (i) the Investment Agreement and (ii) the Conditions; provided, that in the event of any discrepancy between the definition set forth in the Investment Agreement and the definition set forth in the Conditions, the definition set forth in the Investment Agreement shall prevail.

Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

“Agreed Rate” means ten percent (10%) per annum.

“Capital Stock” means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness that is not itself otherwise Capital Stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

“Conditions” means the English Warrant Terms (Yoko) attached hereto as Attachment A (the “English Conditions”) and the Japanese Warrant Terms (Yoko) attached hereto as Attachment B (the “Japanese Conditions”), each incorporated by reference herein and which form a part of this Agreement; provided, that in the event of any discrepancy between the Japanese Warrant Terms and the English Warrant Terms, the English Warrant Terms shall prevail.

“Investment Agreement” has the meaning set forth in the recitals.

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“Original Issue Date” means the Closing Date.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors of Issuer or by statute, contract or otherwise).

“Subscriber” means Vision and its permitted transferees, successors, and assigns, and (a) with respect to any Warrant, the person in whose name the Warrant is registered on the books of Issuer maintained for such purpose and (b) with respect to any shares of Warrant Stock, the person in whose name such Warrant Stock is registered on the books of Issuer maintained for such purpose.

“Transfer” means any disposition of any Warrant or Warrant Stock or of any interest therein.

“Warrant Stock” means the shares of Common Stock issued, issuable, delivered or deliverable, or any combination of the foregoing (as the context may require), upon the exercise of Warrants.

“Warrants” means the warrants (shinkabu yoyaku ken) originally issued by Issuer on the Original Issue Date. All Warrants shall at all times be identical as to terms and conditions, except as to their date of issuance.

SECTION 2.	Covenants

Section 2.1.       Registered Warrant and Transfer. Issuer shall cause to be kept at its principal office or other place as required by the applicable law a register for the registration and transfer of the Warrants (the “Warrant Register”) and Issuer will register or cause to be registered as hereinafter provided any Warrants issued by Issuer.

Section 2.2.       Manner of Exercise. Pursuant to the Section 17 of the Conditions, Issuer and Subscribers agree that an exercise notice which shall be filed upon exercising Warrants shall be substantially in the form attached hereto as Annex A.

Section 2.3.       Payment of Taxes. All shares of Warrant Stock issuable or deliverable upon the exercise of a Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable, issued without violation of any preemptive or similar rights of any shareholder of the Issuer and free and clear of all Liens. Issuer shall pay all expenses, taxes and other governmental charges that are referred to in Section 2.5, which may be imposed with respect to, the issue or delivery of Warrant Stock. Issuer shall not, however, be required to pay any expenses, which may be payable upon exercise of any Warrant in respect of any Transfer involved in the issue and delivery of shares of Warrant Stock in a name other than that of the exercising Subscriber, and no such exercise shall be made unless and until the person requesting such issue or delivery has paid to Issuer the amount of any such expenses, tax or

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charge, or has established to the satisfaction of Issuer that such expenses, tax or charge has been paid.

Section 2.4.       Transfer. Upon compliance with the provisions of this Section 2.4, each transfer of the Warrant(s) shall be registered on the Warrant Register, upon delivery to the Designated Office of a written assignment of a Warrant in the form of Annex B hereto duly executed by Subscriber or its agent or attorney and the transferee with respect thereto and funds sufficient to pay any transfer taxes described in Section 2.3 in connection with the making of such transfer; provided that all rights and obligations under this Agreement in relation to those transferred Warrant(s) hereunder are automatically transferred to the assignee of those Warrant(s) and the said assignee becomes the party to this Agreement as Subscriber upon the transfer of such Warrant.

Section 2.5.        Taxes on Shares Issued. The issue of stock certificates on exercise of Warrants, if any, shall be made without charge to the exercising Subscriber for any documentary, transfer, stamp or any similar tax imposed by the Government of Japan or any local government in Japan in respect of the issue thereof, and Issuer shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable to the government of Japan or any local government in Japan in respect of the issue or delivery of shares of Common Stock on exercise of Warrants pursuant hereto.

Section 2.6.        Notice to Subscribers Prior to Certain Actions. In the event:

(a)          Issuer shall declare a dividend (or any other distribution) on its Common Stock, or make any issuance of any Common Stock, or take any other action that would require an adjustment in the Exercise Price pursuant to Section 11 of the Conditions;

(b)          Issuer shall authorize the granting to the holders of all or substantially all of its Common Stock of rights or warrants to subscribe for or acquire any share of any class or any other rights or warrants;

(c)          of any amendment of the articles of incorporation of Issuer which permits a new class of Capital Stock, or of any issuance of a new class of Capital Stock, or of any reorganization, merger, demerger, share exchange, share transfer or business transfer to which Issuer is a party and for which approval of any stockholders of Issuer is required, or of the sale or transfer of all or substantially all of the assets of Issuer or any of its significant subsidiaries; or

(d)          of the voluntary or involuntary dissolution, liquidation or winding up of Issuer or any of its significant subsidiaries;

then, in each case, Issuer shall deliver to each Subscriber, as promptly as practicable but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (x) the Record Date for the purpose of such dividend, distribution or rights or warrants or (y) the date on which any of the events set forth in this Section 2.6 is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such event.

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Section 2.7.       Reservation and Authorization of Common Stock. Issuer shall not by any action, including, without limitation, amending its articles of incorporation or other organizational documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of this Agreement and the Conditions or its obligations under this Agreement and the Conditions, but will at all times and in good faith assist with the performance of this Agreement and the Conditions by taking all such action as may be necessary or appropriate to protect the rights of Subscribers against impairment. Without limiting the generality of the foregoing, Issuer shall take all such action as may be necessary or appropriate in order for Issuer to validly and legally issue or deliver fully paid and nonassessable shares of Warrant Stock upon the exercise of the Warrants, free and clear of all Liens, and shall use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable Issuer to perform its obligations under this Agreement and the Conditions.

Section 2.8.       Notice of Expiration Date. Issuer shall deliver to each Subscriber, no earlier than the 60th day prior but no later than the 30th day prior to the date of expiry of the Exercise Period, advance notice of such date. If Issuer fails to fulfill in a timely manner the notice obligation set forth in the prior sentence, it shall provide such notice as soon as possible thereafter.

Section 2.9.       Warrant Stock. Issuer shall at all times reserve and keep available for issuance or delivery upon the exercise of the Warrants such number of its authorized but unissued shares of Common Stock as will be required for issuance or delivery of the Warrant Stock. All shares of Warrant Stock issuable or deliverable pursuant to this Agreement and the Conditions, when issued or delivered upon exercise of the Warrants with payment therefor in accordance with the terms thereof and hereof, shall be duly and validly issued and fully paid and nonassessable, shall not be subject to preemptive rights and shall be free and clear of all Liens (other than those arising under the Shareholders Agreement), and shall be listed on the Tokyo Stock Exchange.  Issuer shall not withdraw its securities registration statement (yukashoken todokedesho) with respect to the Warrant as filed with the Kanto Local Finance Bureau pursuant to the relevant provisions under the Financial Instruments and Exchange Law of Japan (Law No 25 of 1948), as amended. Before taking any action that would result in an adjustment in the number of shares of Warrant Stock for which the Warrants are exercisable or in the Exercise Price, Issuer shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction over such action. If any issuance of any shares of Warrant Stock upon exercise of the Warrants would require registration or qualification with any Governmental Entity under any Law (other than under any securities Law) before such shares may be so issued, Issuer will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered.

Before taking any action that would cause the number of shares of Warrant Stock to be issued upon exercise of the Warrants to exceed (when taken together with all other Outstanding shares of Common Stock) the number of shares of Common Stock that Issuer is authorized to issue, Issuer will take any corporate action that, in the opinion of its counsel, is necessary in order for Issuer to validly and legally issue the full number of fully paid and

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nonassessable shares of Warrant Stock to be issued upon exercise of the Warrants at such adjusted Exercise Price.

Section 2.10.     Designated Office. As long as any of the Warrants remain outstanding, Issuer shall maintain an office or agency, which may be the principal executive offices of Issuer (the “Designated Office”), where the Warrants may be presented for exercise or for registration of transfer as provided in this Agreement. Such Designated Office shall initially be the office of Issuer at 6-1, 1-chome, Nishi-Shinjuku, Shinjuku L-Tower 25F, Shinjuku-ku, Tokyo 163-1525, Japan. Issuer may from time to time change the Designated Office to another office of Issuer or its agent within Japan by giving written notice of the change to all Subscribers at least ten (10) Business Days prior to the effective date of such change.

Section 2.11.     Restructuring Transactions. In addition to those events set forth in the Conditions, in the case of a sale or conveyance of all or substantially all of the properties and assets of Issuer to any other Person, if such Person is not prohibited by applicable law from issuing to the Subscribers rights no less favorable to the Subscribers than the Warrants, and if a Subscriber gives its prior written consent to the expiration of Outstanding Warrants (as the definition of the term shall be amended in accordance with this Section) and the issuance of New Equity Warrants (as the definition of the term shall be amended in accordance with this Section) as set forth in Section 19 of the Conditions), Section 19 of the Conditions shall be applied, mutatis mutandis (jun-yo), to such event. In such case, for the purposes of this Section 2.11:

(a)          the phrase “consolidation (shinsetsu-gappei) or merger (kyushu-gappei, collectively with shinsetsu gappei, gappei) (provided that the Company is the dissolving company in the transaction), demerger (kyushu-bunkatsu) or company split (shinsetsu-bunkatsu) (provided that in each case the Company is the de-merged company in the transaction), share exchange (kabushiki-kokan) or share transfer (kabushiki-iten) (but only where the Company becomes a wholly-owned subsidiary of another corporation)” in Section 19 of the Conditions shall be replaced with “a sale or conveyance of all or substantially all of the properties and assets of the Company to any other Person”;

(b)          the phrase “the joint stock corporation as specified in Article 236, Section 1, Item 8, i through ho of the Company Law (saihen taisho kaisha)” in Section 19 of the Conditions shall be replaced with “the Person which acquires all or substantially all of the properties and assets of the Company through such sale or conveyance”; and

(c)          the phrase “, as the case may be: (a) in case of merger, the effective date of such merger; (b) in case of consolidation, the date of establishment of a new joint stock corporation which is formed by the relevant consolidation (shinsetsu gappei setsuritsu kabushiki kaisha); (c) in case of demerger, the effective date of such demerger; (d) in case of company split, the date of establishment of a new joint stock corporation which is formed by the relevant company split (shinsetsu bunkatsu setsuritsu kabushiki kaisha); (e) in case of share exchange, the effective date of such share exchange; and (f) in case of share transfer, the date of establishment of a new corporation which is formed by the relevant share transfer has all of outstanding shares

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of common stock of the Company immediately after such share transfer (kabushiki iten kanzen oya-kaisha)” in Section 19 of the Conditions shall be replaced with “the effective date of such sale or conveyance”.

(d)          The phrase “In such case, Outstanding Warrants shall expire and the Restructuring Company shall issue New Equity Warrants.” in Section 19 of the Conditions shall be replaced with “In such case, Outstanding Warrants shall expire and the Restructuring Company shall issue New Equity Warrants.”

(e)          In the case of a sale or conveyance of all or substantially all of the properties and assets of Issuer to any other Person, if such Person is prohibited by applicable law from issuing to the Subscribers rights no less favorable to the Subscribers than the Warrants, then upon the request and at the election of any Subscriber, upon or following the consummation of such sale or conveyance, Issuer shall redeem the Warrants held by such Subscriber for an amount in cash equal to the value of the outstanding Warrants with respect to which such Subscriber would have received had such Subscriber exercised its Warrants immediately prior to the consummation such sale or conveyance and Issuer liquidated immediately following the consummation of such sale or conveyance.

SECTION 3.	Miscellaneous

Section 3.1.       No Implied Waiver. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 3.2.       Notices. All communications provided for hereunder shall be in writing and, if to Subscriber, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to such Subscriber at its address or facsimile number appearing in the Warrant Register or such other address or facsimile number as Subscriber may designate to Issuer in writing, and if to Issuer, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to Issuer at at NIS Group Co., Ltd., Shinjuku L Tower, 25th Fl, 1-6 Nishi-Shinjuku, Shinjuku-ku, Tokyo, 163-1525, Facsimile: (81) 3 3348 3905, Attention: Mr. Kunihiko Sakioka, or to such other address as Issuer may in writing designate to the Subscribers, provided, however, that a notice to a Subscriber by overnight air courier shall only be effective if delivered to such Subscriber at a street address designated for such purpose as set forth above, and a notice to any Subscriber by facsimile communication shall only be effective if made by confirmed transmission to such Holder at a telephone number designated for such purpose as set forth above.

Section 3.3.       Indemnification. If Issuer fails to make, when due, any payments to any Subscriber provided for in this Agreement and the Conditions, Issuer shall pay to such Subscriber (a) interest at the Agreed Rate on any amounts due and owing to such Subscriber and (b) such further amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees and expenses incurred by such Subscriber in

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collecting any amounts due hereunder. Issuer shall indemnify, save and hold harmless the Subscriber from and against any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out of pocket expenses incurred in connection with or arising from any default hereunder by Issuer. This indemnification provision shall be in addition to the rights of such Subscriber or Subscribers to bring an action against Issuer for breach of contract based on such default under this Agreement and the Conditions.

Section 3.4.      Limitation of Liability. No provision of this Agreement and the Conditions, in the absence of affirmative action by a Subscriber to acquire shares of Warrant Stock, and no enumeration in this Agreement and the Conditions of the rights or privileges of the Subscriber, shall give rise to any liability of such Subscriber to pay the Exercise Price for any Warrant Stock other than pursuant to an exercise of the Warrants or any liability as a shareholder of Issuer, whether such liability is asserted by Issuer or by creditors of Issuer. A Subscriber shall not, by virtue of this Agreement, be entitled to any rights of a shareholder of Issuer and nothing contained in this Agreement or the Conditions shall be construed as conferring upon a Subscriber the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of Issuer or any other matters or any rights whatsoever as a shareholder of Issuer.

Section 3.5.       Remedies. Each Subscriber, in addition to being entitled to exercise its rights granted by Law, including recovery of damages, shall be entitled, to the extent permitted by law, to specific performance of its rights provided under this Agreement and the Conditions.

Section 3.6.       Successors and Assigns. This Agreement and the rights evidenced by this Agreement shall inure to the benefit of and be binding upon the successors of Issuer and the permitted successors and assigns of all Subscribers. The provisions of this Agreement are intended to be for the benefit of all Subscribers from time to time of Warrants, and shall be enforceable by any such holder or Subscribers. Subscriber shall have the right to assign any of its rights and/or obligations under this Agreement, in whole or in part.

Section 3.7.      Amendment. This Agreement may be modified or amended or the provisions waived only with the written consent of Issuer and the Subscribers. Notwithstanding the foregoing, without a Subscriber’s written consent, no such modification, amendment or waiver shall affect adversely such Subscriber’s rights under this Agreement or the Conditions in a discriminatory manner inconsistent with rights of other Subscribers hereunder (other than as reflected by the different number of shares of Warrant Stock held by such Subscribers). This Agreement and the Conditions cannot be changed, modified, discharged or terminated by oral agreement.

Section 3.8.       Severability. Should any part of this Agreement or the Conditions for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement and the Conditions had been entered into with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the Issuer

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and Subscribers that they would have adopted the remaining portion of this Agreement and the Conditions without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

Section 3.9.       Headings. The headings and other captions in this Agreement and the Conditions are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement or the Conditions.

Section 3.10.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan.

Section 3.11..    Dispute Resolution.

(a)          Any disputes, claims or controversies arising out of or relating to this Agreement or the Conditions, whether in contract, tort, equity or otherwise and whether arising out of or relating to this Agreement or the Conditions or the meaning, interpretation, effect, validity, performance, termination or enforcement of this Agreement or the Conditions (all of which are referred to as “Disputes”) shall be resolved through arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) then in effect (the “ICC Rules”).

(b)          Appointment of Arbitrators. There shall be three arbitrators in the arbitral tribunal (the “Tribunal”). The Subscribers shall nominate one (1) arbitrator, and Issuer shall nominate one (1) arbitrator, in accordance with the ICC Rules. The two party-nominated arbitrators shall jointly nominate the third arbitrator, who shall serve as the chair person of the tribunal, within thirty (30) days of the confirmation of the nomination of the second arbitrator in accordance with the ICC Rules. If any arbitrator has not been nominated within the time limits specified herein, then such arbitrator shall be appointed by the ICC in accordance with the ICC Rules.

(c)          Language of the Arbitration. The arbitration proceedings shall be conducted in and any award rendered by the Tribunal (the “Award”) shall be rendered in the English language.

(d)          Place of Arbitration. The place of arbitration shall be New York. The procedural Law of the arbitration shall be the Law of Japan applicable to international arbitration as the subject matter of this arbitration agreement relates to more than one country.

(e)          Finality of Award.

(i)           The Award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any Disputes submitted to the Tribunal. Judgment upon any Award may be entered in any court having jurisdiction thereof.

(ii)          The parties waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by Law in connection with any question of Law arising in the course of arbitration or with respect to any Award made except

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for actions to enforce this Agreement or the Conditions to arbitrate or an arbitral Award and except for actions seeking interim or other provisional relief to prevent irreparable harm or in aid of arbitration proceedings in any court of competent jurisdiction.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

ISSUER

NIS GROUP CO., LTD.

By:
Name
Title:

SUBSCRIBER

TPG Vision Upper I, Ltd.

By:
Name
Title:

[Warrant Rights Agreement]

Attachment A

English Warrant Terms (Yoko)

 1.            Name of Equity Warrants: NIS Group Co., Ltd. 10th Equity Warrants (the “Equity Warrants”)

 2.           Total amount to be paid for the Equity Warrants: None

 3.            Application closing date: February 19, 2008

4.           Settlement date and the date the Equity Warrants will be allotted (wariate bi): February 20, 2008

5.          Type and number of shares subject to the Equity Warrants:

(1)	The Equity Warrants are exercisable for shares of the Company’s common stock (futsu kabushiki). The number of shares that will be delivered upon exercise of one Equity Warrant (the “Allotted Shares”) shall be 100.

(2)	However, upon any adjustment in the Exercise Price (as defined in Section 9 below) pursuant to Section 11 below, for each Equity Warrant, the number of Allotted Shares shall be adjusted to equal the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Allotted Shares deliverable upon exercise of one Equity Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(3)	If, in accordance with Section 5(2), an adjustment to the number of shares would result in the fraction of the integral number of one share, such situation will be dealt with in the manner set forth in Article 283 of the Company Law.

6.	Total number of the Equity Warrants: 87,500; provided, however, that the Equity Warrants not subscribed for by the application closing date referred to in Section 3 shall not be issued.

7.          Amount to be paid per Equity Warrant: None

8.          Equity Warrants Certificates: No certificate will be issued for the Equity Warrants.

9.         The value of property that will be contributed upon exercise of the Equity Warrants:

(1)	The value of property that will be contributed upon exercise of one Equity Warrant is calculated by multiplying the number of Allotted Shares by the Exercise Price (as adjusted pursuant to Section 11). Values below one yen will be rounded down to the nearest integral number.

(2)	The amount to be paid per share for the shares issued by the Company upon exercise of Equity Warrants (the “Exercise Price”) shall, initially, be equal to the lesser of JPY 250 per share and 90% of the average VWAP for ordinary trading in the common stock of the Company on the Tokyo Stock Exchange, Inc. (“VWAP”

  means the volume weighted average price for ordinary trading in the common stock of the Company on the Tokyo Stock Exchange, Inc.) (the same applies hereinafter), for the period between February 8, 2008 (inclusive) and February 15, 2008 (inclusive), excluding any day on which there was no VWAP; provided, however, that if such price is less than JPY 200, then the amount to be paid shall be JPY 200 per share (the “Initial Exercise Price”). However, if the average closing price of the Company’s common stock in ordinary trading on the Tokyo Stock Exchange, Inc. (including the average of the bid prices (uri-kehaine) and ask prices (kai-kehaine) or, if more than one in either case, the average of the average bid prices and average ask prices) for the five consecutive trading days ending the day (inclusive) before the Exercise Date falls below the Initial Exercise Price (or the Exercise Price after adjustment, if adjusted pursuant to Section 11), the Exercise Price shall be obtained by multiplying 0.9 to the Initial Exercise Price (or the Exercise Price after adjustment, if adjusted pursuant to Section 11) (rounded down to the nearest first decimal place) (if any event requiring adjustment of the Exercise Price pursuant to Section 11 should arise during such five consecutive trading days, the value calculated by multiplying 0.9 to the Exercise Price shall be subject to further adjustments considered appropriate by the Company pursuant to this terms and conditions). In addition, the Exercise Price is subject to adjustment as noted in Section 11.

10.          Amendment of Exercise Price: No amendment will be made to the Exercise Price of the Equity Warrants.

11.          Adjustment of Exercise Price

(1)	In case the Company shall, while any of the Equity Warrants are outstanding, conduct a stock split (kabushiki-bunkatsu) or consolidation (kabushiki-heigo) of the shares of Common Stock of the Company, the Exercise Price shall be adjusted in accordance with the following formula:

Adjusted Exercise Price	＝	Exercise Price in effect at the opening of business on the day following the day upon which such stock split or consolidation becomes effective	X	The number of shares of Common Stock Outstanding immediately prior to such split or consolidation
The number of shares of Common Stock Outstanding immediately after such split or consolidation

Such adjustment of the Exercise Price shall become effective immediately after the opening of business in Japan on the day following the day on which such stock split or consolidation becomes effective.

 In this Section 11, “Common Stock” means the common stock (futsu kabushiki) of the Company as at the relevant time, and shares of common stock of the Restructuring Company (saihen taisho kaisha) (as defined in Section 19).

In this Section 11, “Common Stock Outstanding” means the number of issued and outstanding shares (hakkouzumi kabushiki) of Common Stock of the Company (which under Japanese law includes common stock of the Company held as treasury shares) minus the number of the shares of Common Stock of the Company   held by the Company as treasury shares.

(2)	In case the Company shall, while any of the Equity Warrants are outstanding, offer to all holders of shares of Common Stock Outstanding (x) new shares of Common Stock of the Company, or (y) shares of Common Stock of the Company held by the Company as treasury shares, in either case as a gratis allotment of shares of Common Stock (futsu kabushiki-musho-wariate) (excluding any case of conversion, exchange or exercise of the securities, rights, or warrants (shinkabu yoyakuken) set forth in Section 11(3) below), then the Exercise Price shall be adjusted as follows:

Number of shares of Common Stock Outstanding
Adjusted Exercise Price	＝	Exercise Price in effect at the opening of business on the day when such adjustment becomes effective	X
				Number of shares of Common Stock Outstanding	＋	Total number of shares of Common Stock so allotted

Number of shares of Common Stock Outstanding used in the formula set forth in this Section 11(2) shall be the number of shares of Common Stock Outstanding as of the record date fixed for determination of shareholders entitled to such gratis allotment in case the Company fixed such date (in all other cases, as of the day one (1) month prior to the day upon which the Exercise Price after adjustment becomes effective).

Such adjustment of the Exercise Price shall become effective immediately after the opening of business in Japan on the day following the record date fixed for the determination of stockholders entitled to receive such gratis allotment (if the record date is not fixed, the effective date thereof).

If any allotment of the type described in this Section 11(2) is determined but not so made, the Exercise Price shall again be adjusted to the Exercise Price which would then be in effect if such gratis allotment had not been determined.

(3)	In case the Company shall, while any of the Equity Warrants are outstanding, confer to all holders of shares of Common Stock Outstanding, any securities, rights, or warrants (shinkabu yoyakuken) (including any warrants attached to bonds with warrants (shinkabu yoyakuken-tsuki shasai) (the same applies hereinafter)) (such conferment includes any gratis allotment of shares (kabushiki-musho-wariate) and warrants (shinkabu yoyakuken-musho-wariate), which entitle the holders thereof to acquire from the Company shares of Common Stock (other than any gratis allotment of share of Common Stock (futsu-kabushiki-musho-wariate) to which Section 11(2) applies) or any securities, rights or warrants (shinkabu yoyakuken) convertible into or exchangeable for or exercisable for shares of Common Stock, at a Price Per Share less than the Current Market Price on the day on which the adjusted Exercise Price becomes effective, the Exercise Price shall be adjusted as follows:

				Number of shares of Common Stock Outstanding	＋	Number of shares of Common Stock which are issued or disposed	X	Price Per Share
Adjusted Exercise Price	＝	Exercise Price at the opening of business on the day on which the adjusted Exercise Price becomes effective	X			Current Market Price on the day on which the adjusted Exercise Price becomes effective
				Number of shares of Common Stock Outstanding		＋	Number of shares of Common Stock which are issued or disposed

Such adjustment of the Exercise Price shall become effective immediately after the opening of business in Japan on the day following the record date fixed for the determination of stockholders entitled to such conferment; provided, that if the record date for such conferment is not fixed, such adjustment shall become effective immediately after the opening of business in Japan on the day following (i) the payment date (haraikomi kijitsu) or the last day of the payment period (haraikomi kikan) of the relevant shares or (ii) the effective date in the case of a gratis allotment of shares (kabushiki-musho-wariate) and warrants (shinkabu yoyakuken-musho-wariate). The Exercise Price after adjustment shall be calculated in accordance with the above formula, assuming that all the securities, rights, or warrants (shinkabu yoyakuken) to be issued or disposed of have been (i) converted at the initial conversion price, (ii) exchanged at the initial exchange price or (iii) exercised at the initial exercise price, as the case may be (in case of the securities, rights, or warrants which entitle the holders thereof to acquire from the Company any securities, rights, or warrants convertible into or exchangeable for or exercisable for shares of Common Stock, further assuming that all such securities, rights, or warrants have been (i) converted at the initial conversion price, (ii) exchanged at the initial exchange price or (iii) exercised at the initial exercise price, as the case may be).

Notwithstanding the above, in case that the consideration for the shares of Common Stock of the Company to be delivered upon conversion, exchange or exercise cannot be determined as of the day when such adjustment becomes effective as provided for the preceding paragraph, the Exercise Price after adjustment shall be calculated in accordance with the above formula, assuming that all the outstanding securities, rights, or warrants (shinkabu yoyakuken) then issued and outstanding are converted, exchanged or exercised in accordance with terms and conditions thereof as of the date of determination of such consideration (in case of the securities, rights, or warrants which entitle the holders thereof to acquire from the Company any securities, rights, or warrants (shinkabu yoyakuken) convertible into or exchangeable for or exercisable for shares of Common Stock, further assuming that all such securities, rights, or warrants (shinkabu yoyakuken) have been (i) converted at the initial conversion price, (ii) exchanged at the initial exchange price or (iii) exercised at the initial exercise price, as the case may be) (in which case adjustment of the Exercise Price shall become effective immediately after the opening of business on the day following the determination of such  consideration).

 Number of shares of Common Stock Outstanding used in the formula set forth in this Section 11(3) shall be the number of shares of Common Stock Outstanding as of the record date fixed for determination of shareholders entitled to rights to receive allotment upon the relevant offering, issuance or disposal in case the Company fixed such date (in all other cases, as of the day one (1) month prior to the day upon which the Exercise Price after adjustment becomes effective).

 In the event that conferment of such securities, rights, or warrants (shinkabu yoyakuken) is determined but not so issued or delivered upon the issuance date or effective date, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such conferment had not been determined.

For the purposes of this Section 11(3) only, the capitalized term “Price Per Share” means the amount calculated by (A-B)÷C, where:

“A” means the amount paid to the Company by the recipients of such conferred securities, rights, or warrants (shinkabu yoyakuken) to acquire the relevant securities, rights, or warrants (shinkabu yoyakuken) (in the case of warrants (shinkabu yoyakuken), the amount to be contributed upon the exercise should be added; and in case of the securities, rights, or warrants which entitle the holders thereof to acquire from the Company any securities, rights, or warrants (shinkabu yoyakuken) exercisable for shares of Common Stock, the amount to be contributed upon the exercise of such securities, rights or warrants (shinkabu yoyakuken) should be added);

“B” means the amount of cash and the value of the other assets (which should be reasonably determined in good faith by the Board of Directors of the Company) (excluding the shares of Common Stock) to be delivered to the holder of such securities, rights, or warrant (shinkabu yoyakuken) upon the conversion, exchange or exercise thereof (in case of the securities, rights, or warrants which entitle the holders thereof to acquire from the Company any securities, rights, or warrants (shinkabu yoyakuken) convertible into or exchangeable for or exercisable for shares of Common Stock, the amount of such cash and the value of such other assets to be delivered upon the conversion, exchange or exercise thereof should be added); and

“C” means the number of shares of Common Stock to be acquired upon conversion at the initial conversion price, exchange at the initial exchange price, or exercise at the initial exercise price of such conferred securities, rights, or warrants (shinkabu yoyakuken) (in case of the securities, rights, or warrants which entitle the holders thereof to acquire from the Company any securities, rights, or warrants (shinkabu yoyakuken) convertible into or exchangeable for or exercisable for shares of Common Stock, the number of shares of Common Stock to be acquired upon conversion at the initial conversion price, exchange at the initial exchange price, or exercise at the initial exercise price of such securities, rights, or warrants (shinkabu yoyakuken) should be added).

In this Section 11, “Current Market Price” means, on any date, the average of the Sale Price per share of Common Stock for the thirty (30) consecutive Trading Days commencing forty five (45) Trading Days prior to such date. In such case, the average shall be rounded to the nearest tenth of a yen (shosu dai nii shisha gonyu).

In this Section 11, “Trading Day” for the Common Stock means a day on which the Tokyo Stock Exchange, Inc. is open for business.

In this Section 11, “Sale Price” of the Common Stock on any date means the last reported per share sale price (or, if no last sale price is reported, the average of the bid prices (uri-kehaine) and ask prices (kai-kehaine) or, if more than one in either case, the average of the average bid prices and average ask prices) on such date as reported in ordinary transactions for the Tokyo Stock Exchange, Inc., or if the Common Stock is not listed on the Tokyo Stock Exchange, Inc. at the relevant time, any other principal financial instruments exchange in Japan on which the Common Stock is then listed. In the absence of such quotations, the Board of Directors of the Company shall make a good faith determination of the Sale Price.

(4)	In case the Company shall, while the Equity Warrants are outstanding, dividend, distribute, or allot to all holders of its Common Stock Outstanding shares of any class of Capital Stock of the Company (other than any dividends, distributions, or allotments of Common Stock (kabushiki-musho-wariate) to which Section 11(2) applies) or evidences of its indebtedness or assets (including securities, but excluding any securities, rights, or warrants (shinkabu yoyakuken) referred to in Section 11(3), and excluding any dividend, distribution or allotment (x) paid exclusively in cash or (y) referred to in Section 11(2)) (any of the foregoing, in this Section 11, the “Distributed Securities”), then, in each such case, the Exercise Price shall be reduced as follows:

Adjusted Exercise Price	=	Exercise Price in effect on the record date with respect to such dividend, distribution or allotment	X	Current Market Price on such record date	－	Aggregate fair market value of the Distributed Securities
Number of shares of Common Stock Outstanding on such record date
Current Market Price on such record date

Such reduction in the Exercise Price shall become effective immediately after the opening of business on the day following the record date for such dividend, distribution or allotment.

If any dividend, distribution or allotment of the type described in this Section 11(4) is determined but not so made, the Exercise Price shall again be adjusted to the Exercise Price which would then be in effect if such dividend, distribution or allotment had not been determined.

 “Capital Stock” means, with respect to any corporation, any and all shares, warrants (shinkabu yoyakuken) and rights convertible into or exchangeable for or exercisable for any class of shares issued by that corporation.

(5)	In case the Company shall, while any of the Equity Warrants are outstanding, distribute to all holders of its shares of Common Stock Outstanding, cash (excluding any cash distributed as part of a distribution referred to in Section 11(4) or upon a Restructuring Transaction (as defined in Section 19)), and the total sum of (i) the amount of such distributions of such cash, (ii) the amount of the distributions paid to all holders of shares of Common Stock of the Company made exclusively in cash within the 12 months preceding the effective date of such distributions (and in respect of which no adjustment pursuant to this Section 11(5) has been made); and (iii) the aggregate amount of any cash, plus the fair market value (which shall be determined in good faith by the Board of Directors of the Company, and which shall be set forth in accordance with the resolution of such Board of Directors) of other consideration for acquisition of the treasury shares of Common Stock of the Company by way of a tender offer (kokai-kaitsuke) concluded within the 12 months preceding the effective date of such distribution (and in respect of which no adjustment pursuant to Section 11(6) has been made) exceeds ten percent (10%) of the product of (1) the Current Market Price on the record date with respect to such distribution, times (2) the number of shares of Common Stock Outstanding on such record date (such excess over ten percent (10%), in this Section 11, the “Excess Amount”), then the Exercise Price shall be adjusted in accordance with the following formula:

Adjusted Exercise Price	=	Exercise Price in effect immediately prior to the close of business in Japan of such record date	X	Current Market Price on such record date	－	Excess Amount
Number of shares of Common Stock Outstanding on such record date
Current Market Price on such record date

Such adjustment of the Exercise Price shall become effective immediately after the close of business in Japan on the record date with respect to such distribution.

(6)	In case the Company, while the Equity Warrants are outstanding, conducts a tender offer (kokai-kaitsuke) to acquire its shares of Common Stock, and the sum of (i) the fair market value (which shall be determined in good faith by the Board of Directors of the Company, and which shall be set forth in accordance with the resolution of such Board of Directors) of the consideration for acquisition of such shares (in this Section 11, the “Purchased Shares”) payable pursuant to such tender offer (kokai-kaitsuke); (ii) the aggregate of the cash plus the fair market value (which shall be determined in good faith by the Board of Directors of the Company, and which shall be set forth in accordance with the resolution of such Board of Directors) of any other consideration payable by the Company for acquisition of shares of Common Stock of the Company in response to a tender offer (kokai-kaitsuke) concluded within the 12 months preceding the Expiration

  Time (as defined below) (and in respect of which no adjustment pursuant to this Section 11(6) has been made); and (iii) the aggregate amount of the dividends to all holders of Common Stock Outstanding made exclusively in cash within the 12 months preceding the Expiration Time (and in respect of which no adjustment pursuant to Section 11(5) has been made), exceeds ten percent (10%) of the product of (1) the Current Market Price as of the last time (in this Section 11, the “Expiration Time”) tenders could have been made pursuant to such tender offer (kokai-kaitsuke) (as it may be amended), multiplied by (2) the number of shares of Common Stock Outstanding (including any Purchased Shares) at the Expiration Time, then, and in each such case, the Exercise Price shall be adjusted as follows:

Adjusted Exercise Price	=	Exercise Price in effect immediately prior to close of business in Japan on the date of the Expiration Time	X	Number of shares of Common Stock Outstanding (including any Purchased Shares) at the Expiration Time		X	Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time
				Fair market value of the aggregate consideration payable to stockholders based on the acceptance of the Purchased Shares	+	Number of shares of Common Stock Outstanding (less any Purchased Shares) at the Expiration Time	X	Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time

 Such reduction (if any) shall become effective immediately after the opening of business on the business day following the Expiration Time.

In the event that the Company is obligated to purchase shares pursuant to any such tender offer (kokai-kaitsuke), but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such tender offer (kokai-kaitsuke) had not been made.

If the application of this Section 11(6) to any tender offer (kokai-kaitsuke) would result in an increase in the Exercise Price, no adjustment shall be made for such tender offer (kokai-kaitsuke) under this Section 11(6).

(7)	With respect to the formulas set forth in Sections 11(1), (2), (3), (4), (5), (6) or this Section 11(7), each such calculation shall be rounded to the nearest tenth of a yen (shosu dai nii shisha gonyu).

If, in the case of any transaction set forth in Sections 11(1), (2), (3), (4) or (5) (x) the record date for determining the holders of shares of Common Stock of the Company for the purpose of such transaction is fixed and (y) the effectiveness of each such transaction is made subject to an approval of a general meeting of shareholders, the board of directors or any other organ of the Company on or after the such record date, notwithstanding the provisions of Section 11(1), (2), (3), (4) or (5) the Exercise Price shall be adjusted on and after the date immediately following the date of such approval (the “Retroactive Adjustment”).

In this case, additional shares of Common Stock of the Company shall be delivered to any person who exercised Equity Warrants during the period (i) beginning on the record date fixed for determining the holders of shares of Common Stock of the Company for the purpose of such transaction and (ii) ending on the date of the approval of such transaction, in a number equal to the excess of (x) the number of shares of Common Stock which would have been acquired upon exercise of such Equity Warrant if the relevant Retroactive Adjustment had been given effect as at the said exercise date, over (y) the number of shares of Common Stock previously acquired pursuant to such exercise. In this case, any fraction of one share shall be treated by the method provided for in Article 283 of the Company Law.

12.         The period which the Equity Warrants can be exercised: From February 20, 2008 to 5:00 pm on February 20, 2015 (the “Exercise Period”).

13.          Conditions for exercising the Equity Warrants: Each Equity Warrant shall be exercisable only in whole and not in part.

 14.         Terms for acquiring the Equity Warrants: No terms for acquisition (shutoku-joko) of the Equity Warrants will be set.

15.          Matters relating to increase in stated capital (shihonkin) and additional paid-in capital (shihon jumbikin) from issuance of shares through exercise of the Equity Warrants:

(1)	The amount of capital increase from issuance of shares upon exercise of the Equity Warrants will be one half of the maximum permitted increase in stated capital etc. (shihonkinto zoka gendogaku) calculated pursuant to Article 40, Section 1 of the Rules of Account Settlement of Corporations (kaisha keisan kisoku) (with any fraction of less than one yen being rounded up)

(2)	The increase in additional paid-in capital will be calculated by subtracting the actual increase in stated capital calculated under Section 15(1) from the maximum permitted increase in stated capital etc. as referred to in Section 15(1).

16.          Limitations on acquisition of the Equity Warrants by assignment: The acquisition of the Equity Warrants through assignment shall not require approval by resolution of the Company’s board of directors.

17.	Method of exercising the Equity Warrants:
(1)

When exercising the Equity Warrants, an exercise notice in the form prescribed by the Company must be filed, bearing the seal or signature of the holder, during the Exercise Period specified in Section 12 above at the office specified in Section 21 below, detailing the number and the content of the Equity Warrants that will be exercised along with the date of exercise

(2)	When exercising the Equity Warrants, in addition to the exercise notice, the amount in cash equal to the property to be contributed upon exercise of the Equity Warrants shall be paid to the bank account designated by the Company at the bank specified in Section 22 below.

(3)	The effectiveness of the exercise of the Equity Warrants shall occur on the date of exercise of such Equity Warrants.

18.         The Way to Delivery of Stock Certificates: The Company shall issue or deliver stock certificates to holders of the Equity Warrants promptly after the exercise of the Equity Warrants becomes effective; provided, however, that pursuant to the Company’s Articles of Incorporation, the Company shall not be required to issue any certificates for fractional unit of shares (tangen-miman-kabushiki) upon exercise of the Equity Warrants.

19.          Matters relating to the Delivery of the Equity Warrants upon Restructuring Transaction: In the event the Company restructures by consolidation (shinsetsu-gappei) or merger (kyushu-gappei, collectively with shinsetsu gappei, gappei) (provided that the Company is the dissolving company in the transaction), demerger (kyushu-bunkatsu) or company split (shinsetsu-bunkatsu) (provided that in each case the Company is the de-merged company in the transaction), share exchange (kabushiki-kokan) or share transfer (kabushiki-iten) (but only where the Company becomes a wholly-owned subsidiary of another corporation) (collectively, “Restructuring Transaction” (saihen taisho koui)), new equity warrants (“New Equity Warrants”) of the joint stock corporation as specified in Article 236, Section 1, Item 8, i through ho of the Company Law (saihen taisho kaisha) (“Restructuring Company”), as set forth in (1) to (8) below, shall be delivered to the holders of any remaining Equity Warrants outstanding immediately prior to the relevant effective dates (for the purpose of this Section 19, “effective dates” mean, as the case may be: (a) in case of merger, the effective date of such merger; (b) in case of consolidation, the date of establishment of a new joint stock corporation which is formed by the relevant consolidation (shinsetsu gappei setsuritsu kabushiki kaisha); (c) in case of demerger, the effective date of such demerger; (d) in case of company split, the date of establishment of a new joint stock corporation which is formed by the relevant company split (shinsetsu bunkatsu setsuritsu kabushiki kaisha); (e) in case of share exchange, the effective date of such share exchange; and (f) in case of share transfer, the date of establishment of a new corporation which is formed by the relevant share transfer and has all of outstanding shares of common stock of the Company immediately after such share transfer (kabushiki iten kanzen oya-kaisha)) of the Restructuring Transaction (zanzon shinkabu yoyakuken) (“Outstanding Warrants”). In such case, Outstanding Warrants shall expire and the Restructuring Company shall issue New Equity Warrants.

(1)	Number of New Equity Warrants of the Restructuring Company to be Delivered: Number of warrants equal to the Outstanding Warrants held by warrant holders shall be issued.
(2)	Type of Shares of the Restructuring Company subject to New Equity Warrants : Common stock of the Restructuring Company
(3)	Number of Shares of the Restructuring Company subject to New Equity Warrants: To be decided in the manner described in Section 5 above, taking into account the terms and conditions of the Restructuring Transaction.
(4)	The value of property that will be contributed upon exercise of New Equity Warrants: The amount to be contributed upon exercise of New Equity Warrants shall be calculated by multiplying (x) the Exercise Price pursuant to Section 9 above as adjusted to take into account of the terms and conditions of the Restructuring Transaction (saihengo koushi kagaku) by (y) the number of shares of the Restructuring Company subject to relevant New Equity Warrants determined pursuant to Item 3 of this Section.
(5)	The Period New Equity Warrants can be exercised: From the later of the commencement date of Exercise Period for New Equity Warrants pursuant to Section 12 above and the effective date of the Restructuring Transaction, until the last date of the Exercise Period pursuant to Section 12 above.

(6)	Matters relating to increase in stated capital and additional paid-in capital from issuance of shares through exercise of New Equity Warrant: To be decided in the manner described under Section 15 above.
(7)	Limitations on Acquisition of New Equity Warrants by Assignment: The acquisition of New Equity Warrants through assignment shall not require an approval by resolution of the Restructuring Company’s board of directors.
(8)	Terms for acquiring New Equity Warrants: No terms for acquisition (shutoku-joko) of New Equity Warrants will be set.

20.          Method of offering: The number of New Equity Warrants described below will be allotted to each of the following investment vehicles through third party allotment:

TPG Izumi, L.P.: 64,645

TPG Izumi AIV 6, L.P.: 17,920

TPG Izumi AIV 1, L.P.: 4,935

 21.          Office for filing exercise notice: NIS Group Co., Ltd. Tokyo Head Office

 22.          Bank for paying the amount to be paid upon the exercise of the Equity Warrants: Sumitomo Mitsui Banking Corporation, Shinjuku Nishiguchi Branch

ANNEX A
EXERCISE NOTICE

[To be executed only upon exercise of Warrant]

To: NIS Group Co., Ltd.

The undersigned registered owner of Warrants (NIS Group Co., Ltd. 10th Equity Warrants) irrevocably exercises these Warrants for the acquisition of ______ shares of Common Stock of NIS Group Co., Ltd. under the following conditions:

The number of Warrants which the undersigned exercises: [ ]

The date of exercise of such Warrants: [ ] [ ], 200•

The total amount to be paid upon exercise of such Warrants: JPY•

The undersigned herewith makes payment of the total amount to be paid upon exercise of such Warrant prescribed above therefor in ______________________, on the terms and conditions specified in the Terms and Conditions of NIS Group Co., Ltd. 10th Equity Warrants as of the date of exercise of such Warrants prescribed above.

Accordingly, the undersigned requests that the shares of Common Stock hereby acquired (and any securities or other property issuable upon such exercise) be delivered to the undersigned or its designee.

[ ] [ ], 200•

_______________________________

(Name of Registered Owner)

 _______________________________

(Signature of Registered Owner)

 _______________________________

(Address)

 _______________________________

(Address)

[Warrant Rights Agreement]

ANNEX B

FORM OF APPLICATION FOR TRANSFER

To: NIS Group Co., Ltd.

FOR VALUE RECEIVED the undersigned registered owner of this Warrant (NIS Group Co., Ltd. 10th Equity Warrants) hereby sells, assigns and transfers unto the transferee named below (i) the Warrant(s) listed below, and (ii) a corresponding portion of the rights under the Warrant Rights Agreement, dated as of February __, 2008, by and among TPG Vision Upper I, Ltd. and NIS Group Co., Ltd., and such owner and the transferee requests you to register such transfer on the warrant register:

Name and Address of Transferor	No. of Warrants to be delivered	Registered owner (transferor):

Name and Address of Transferee

The Date of Transfer

(transferor):

Dated	Print Name:

Signature	Witness:

(transferor):

Dated	Print Name:

Signature	Witness: